Exhibit 10.21
BUSINESS FINANCING AGREEMENT
dated as of January 24, 2007
between
BRIDGE BANK, NATIONAL ASSOCIATION
and
CANEUM, INC., a Nevada corporation, and TIER ONE CONSULTING INC., a California corporation
(jointly and severally “Borrower”).
Borrower and Lender agree as follows:
1.	Definitions and Construction.
1.1 Definitions. In this Agreement:
“Account Balance” means at any time the aggregate of the Receivable Amounts of all Eligible Receivables at such time.
“Account Debtor” has the meaning in the California Uniform Commercial Code and includes any person liable on any Receivable, including without limitation, any guaranty of any Receivable and any issuer of a letter of credit or banker’s acceptance assuring payment thereof.
“Adjustments” means all discounts, allowances, disputes, offsets, defenses, rights of recoupment, rights of return, warranty claims, or short payments, asserted by or on behalf of any Account Debtor with respect to any Receivable.
“Advance” means an advance made by Lender to Borrower pursuant to Section 2.2.
“Advance Rate” means 80% or such greater or lesser percentage as Lender may from time to time establish in its sole discretion upon notice to Borrower.
“Agreement” means this Business Financing Agreement.
“Asset Coverage Ratio” means the ratio of the Account Balance plus unrestricted cash and cash equivalents maintained with Lender, divided by the total Obligations.
“Borrowing Base” means at any time the sum of the product of the Account Balance and the Advance Rate.
“Collateral” means all of Borrower’s rights and interest in any and all personal property, whether now existing or hereafter acquired or created and wherever located, and all products and proceeds thereof and accessions thereto, including the following (collectively, the “Collateral”): accounts, including health care insurance receivables, chattel paper, inventory, equipment, instruments, including promissory notes, investment property, documents, deposit accounts, letter of credit rights, any commercial tort claim of Borrower which is now or hereafter identified by Borrower or Lender, general intangibles, and supporting obligations.
“Collections” means all payments from or on behalf of an Account Debtor with respect to Receivables.
“Compliance Certificate” means a certificate in the form attached to this Agreement by the chief financial officer of Borrower that, among other things, the representations and warranties set forth in this Agreement are true and correct as of the date such certificate is delivered.
“Credit Limit” means $1,500,000.00.
“Default” means any Event of Default or any event that with notice, lapse of time or otherwise would constitute an Event of Default.
“Eligible Receivable” means a Receivable that satisfies all of the following:
(a) The Receivable has been created by Borrower in the ordinary course of Borrower’s business and without any obligation on the part of Borrower to render any further performance.
(b) There are no conditions which must be satisfied before Borrower is entitled to receive payment of the Receivable, and the Receivable does not arise from COD sales, consignments or guaranteed sales.

(c) The Account Debtor upon the Receivable does not claim any defense to payment of the Receivable, whether well founded or otherwise.
(d) The Receivable is not the obligation of an Account Debtor who has asserted or may assert any counterclaims or offsets against Borrower (including offsets for any “contra accounts” owed by Borrower to the Account Debtor for goods purchased by Borrower or for services performed for Borrower).
(e) The Receivable represents a genuine obligation of the Account Debtor and to the extent any credit balances exist in favor of the Account Debtor, such credit balances shall be deducted in calculating the Receivable Amount.
(f) Borrower has sent an invoice to the Account Debtor in the amount of the Receivable.
(g) Borrower is not prohibited by the laws of the state where the Account Debtor is located from bringing an action in the courts of that state to enforce the Account Debtor’s obligation to pay the Receivable. Borrower has taken all appropriate actions to ensure access to the courts of the state where the Account Debtor is located, including, where necessary, the filing of a Notice of Business Activities Report or other similar filing with the applicable state agency or the qualification by Borrower as a foreign corporation authorized to transact business in such state.
(h) The Receivable is owned by Borrower free of any title defects or any liens or interests of others except the security interest in favor of Lender, and Lender has a perfected, first priority security interest in such Receivable.
(i) The Account Debtor on the Receivable is not any of the following: (i) an employee, affiliate, parent or subsidiary of Borrower, or an entity which has common officers or directors with Borrower; (ii) the U.S. government or any agency or department of the U.S. government unless Borrower complies with the procedures in the Federal Assignment of Claims Act of 1940 (41 U.S.C.§15) with respect to the Receivable, and the underlying contract expressly provides that neither the U.S. government nor any agency or department thereof shall have the right of set-off against Borrower (“Eligible Government Receivables”); (iii) any person or entity located in a foreign country unless (A) the Receivable is supported by an irrevocable letter of credit issued by a bank acceptable to Lender, and (B) if requested by Lender, the original of such letter of credit and/or any usance drafts drawn under such letter of credit and accepted by the issuing or confirming bank have been delivered to Lender; or (iv) an Account Debtor as to which 35% percent or more of the aggregate dollar amount of all outstanding Receivables owing from such Account Debtor have not been paid within 90 days from invoice date.
(j) The Receivable is not in default (a Receivable will be considered in default if any of the following occur: (i) the Receivable is not paid within 90 days from its invoice date; (ii) the Account Debtor obligated upon the Receivable suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or (iii) any petition is filed by or against the Account Debtor obligated upon the Receivable under any bankruptcy law or any other law or laws for the relief of debtors);
(k) The Receivable does not arise from the sale of goods which remain in Borrower’s possession or under Borrower’s control.
(l) The Receivable is not evidenced by a promissory note or chattel paper, nor is the Account Debtor obligated to Borrower under any other obligation which is evidenced by a promissory note.
(m) The Receivable is not that portion of Receivables due from an Account Debtor which is in excess of 35% of Borrower’s aggregate dollar amount of all outstanding Receivables;
(n) The Receivable is otherwise acceptable to Lender.
“Event of Default” has the meaning set forth in Section 9.1.
“Facility Fee” means a fee equal to 1.00% of the Credit limit due upon execution of the Agreement and annually thereafter.
“Finance Charge” means for each Reconciliation Period an interest amount equal to the Finance Charge Percentage of the average daily outstanding balance of Advances during such Reconciliation Period.

“Finance Charge Percentage” means a rate per year equal to Prime Rate plus 1.75%, plus an additional 5.00(%) percentage points, during any period that an Event of Default has occurred and is continuing.
“Funding Request” means a writing signed by an authorized representative of Borrower requesting an Advance which accurately identifies the Eligible Receivables and Receivable Amounts, and includes for each such Receivable the correct amount owed by the Account Debtor, the name and address of the Account Debtor, the invoice number, the invoice date and the account code.
“Lender” means Bridge Bank, National Association, and its successors and assigns.
“Obligations” means all liabilities and obligations of Borrower to Lender of any kind or nature, present or future, arising under or in connection with this Agreement or under any other document, instrument or agreement, whether or not evidenced by any note, guarantee or other instrument, whether arising on account or by overdraft, whether direct or indirect (including those acquired by assignment) absolute or contingent, primary or secondary, due or to become due, now owing or hereafter arising, and however acquired; including, without limitation, all Advances, Finance Charges, fees, interest, expenses, professional fees and attorneys’ fees.
“Overadvance” means that the total amount of the Advances then outstanding exceeds the Credit Limit or the Borrowing Base.
“Prime Rate” means for any day, a variable rate of interest, per annum, most recently published by the Wall Street Journal, as the “prime rate,” provided that if such day is not a business day, the Prime Rate for such day shall be such rate on such transactions on the next preceding business day as so published in the Wall Street Journal on the next succeeding business day.
“Receivable Amount” means as to any Receivable, the Receivable Amount due from the Account Debtor after deducting all discounts, credits, offsets, payments or other deductions of any nature whatsoever, whether or not claimed by the Account Debtor.
“Receivables” means Borrower’s rights to payment arising in the ordinary course of Borrower’s business, including accounts, chattel paper, instruments, contract rights, documents, general intangibles, letters of credit, drafts, and bankers acceptances.
“Reconciliation Date” means the last calendar day of each Reconciliation Period.
“Reconciliation Period” means each calendar month.
“Termination Date” means the earlier of (a) one year from the date hereof, or (b) the date on which Lender elects to terminate this Agreement pursuant to the terms herein.
“Termination Fee” means a payment equal to 1.00% of the Credit Limit.
1.2 Construction:
(a) In this Agreement: (i) references to the plural include the singular and to the singular include the plural; (ii) references to any gender include any other gender; (iii) the terms “include” and “including” are not limiting; (iv) the term “or” has the inclusive meaning represented by the phrase “and/or,” (v) unless otherwise specified, section and subsection references are to this Agreement, and (vi) any reference to any statute, law, or regulation shall include all amendments thereto and revisions thereof.
(b) Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved using any presumption against either Borrower or Lender, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each party hereto and their respective counsel. In case of any ambiguity or uncertainty, this Agreement shall be construed and interpreted according to the ordinary meaning of the words used to accomplish fairly the purposes and intentions of all parties hereto.
(c) Titles and section headings used in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

2.	Advances.
2.1 Funding Requests. Borrower may request that Lender make an advance (each, an “Advance”) by delivering to Lender a Funding Request. Lender shall be entitled to rely on all the information provided by Borrower to Lender on or with the Funding Request and to rely on the signature on any Funding Request as an authorized signature of Borrower.
2.2 Revolving Credit Line. Subject to the terms and conditions of this Agreement, from the date on which this Agreement becomes effective until the Termination Date, Lender will make Advances to Borrower not exceeding the Credit Limit or the Borrowing Base, whichever is less; provided that in no event shall Lender be obligated to make any Advance that results in an Overadvance or while any Overadvance is outstanding. Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement. It shall be a condition to each Advance that (a) all of the representations and warranties set forth in Section 6 are true and correct on the date of such Advance as though made at and as of each such date and (b) no Default has occurred and is continuing, or would result from such Advance.
2.3 Intentionally omitted.
2.4 Rights in Respect of Receivables. Lender shall have the exclusive right to receive all Collections on the Receivable and no Adjustments will be made without the Lender’s consent. Lender shall have, with respect to any goods related to the Receivables, all the rights and remedies of an unpaid seller under the California Uniform Commercial Code and other applicable law, including the rights of replevin, claim and delivery, reclamation and stoppage in transit.
2.5 Due Diligence. Lender may at any time and from time to time contact Account Debtors and other persons obligated or knowledgeable in respect of Receivables to confirm the Receivable Amount of such Receivables, to determine whether Receivables constitute Eligible Receivables, and for any other purpose in connection with this Agreement. Lender may audit Borrower’s Receivables and any and all records pertaining to the Collateral, at Lender’s sole discretion and at Borrower’s expense.
3.	Collections, Charges and Remittances.
3.1 Collections. Lender shall credit Collections with respect to Receivables received by Lender to Borrower’s Account Balance within three business days of the date received. At Lender’s discretion, all Collections received by Lender may either be (a) credited to Borrower’s deposit account with Bank, or (b) applied to repay when due the Advances and other Obligations; once all Obligations have been paid in full, Lender agrees to remit to Borrower the remaining amount of Collections it receives. Lender has no duty to do any act other than to turn over such amounts as required above. If an item of Collections is not honored or Lender does not receive good funds for any reason, the amount of any application shall be reversed as if the Collections had not been received and Finance Charges under Section 3.2 shall accrue thereon.3.2
3.2 Finance Charges. Ten days following the Reconciliation Date Borrower shall pay to Lender the Finance Charge for the prior Reconciliation Period. Lender may deduct the accrued Finance Charges from Borrowers checking account maintained with Lender.
3.3 Fees.
(a) Facility Fee. On the date of this Agreement and on each anniversary thereof prior to the termination of this Agreement, Borrower shall pay to Lender the Facility Fee.
(b) Termination Fee. In the event this Agreement is terminated within12 months of the date of this Agreement, Borrower shall pay the Termination Fee to Lender; provided that such Termination Fee shall be waived if this Agreement is terminated in connection with Borrower’s entry into a financing agreement with an affiliate of Lender.
3.4 Reporting. Within 30 days after the end of each Reconciliation Period, Lender shall send to Borrower a report covering the transactions for that Reconciliation Period, including the amount of all Collections, Adjustments made by Lender, Finance Charges, and other fees and charges. The accounting shall be deemed correct and conclusive unless Borrower makes written objection to Lender within 30 days after the Lender mails the accounting to Borrower.
3.5 Adjustments. In the event of a breach of Sections 6 or 7, or in the event any Adjustment or dispute is asserted by any Account Debtor, Borrower shall promptly advise Lender and shall, subject to the Lender’s approval, resolve such disputes and advise Lender of any adjustments. Lender shall have the right, at any time, to take possession of any rejected, returned, or recovered personal property. If such possession is not taken by Lender, Borrower is to resell it for Lender’s account at Borrower’s expense with the proceeds made payable to Lender. While Borrower retains possession of any returned goods, Borrower shall segregate said goods and mark them as property of Lender.

3.6 Lockbox Account Collection Services. Borrower, Lender and a lockbox provider acceptable to Lender shall immediately enter into a remittance processing services agreement acceptable to Lender (the “Lockbox Agreement”). Borrower shall use the lockbox address as the remit to and payment address for all of Borrower’s Collections and it will be considered an immediate Event of Default if this does not occur or is not operational within 45 days of the date of this Agreement. All Collections received to the lockbox will be deposited to a non-interest bearing bank-control account maintained with Lender and Borrower will not have access to that account. Borrower will (i) immediately notify, transfer and deliver to Lender all Collections Borrower receives and (ii) deliver to Lender a detailed cash receipt’s journal on Friday of each week until the lockbox is operational. Additionally, Lender may request that Account Debtor’s pay (by wire transfer or otherwise) Collections to Lender directly.
4.	Overadvances.
4.1 Overadvances. Upon any occurrence of an Overadvance, Borrower shall immediately pay down the Advances so that, after giving effect to such payments, no Overadvance exists.
4.2 Borrower’s Payment. When any Overadvance or other amount owing to Lender becomes due, Lender shall inform Borrower of the manner of payment which may be any one or more of the following in Lender’s sole discretion: (a) in cash immediately upon demand therefor; (b) by deduction from or offset against the amount that otherwise would be forwarded to Borrower in respect of any further Advances that may be made by Lender; or (c) by any combination of the foregoing as Lender may from time to time choose.
5.    Power of Attorney. Borrower irrevocably appoints Lender and its successors and assigns as Borrower’s true and lawful attorney in fact, and authorizes Lender, at Borrower’s sole expense, whether or not there has been an Event of Default, to (i) receive and open all mail addressed to Borrower for the purpose of collecting the Receivables; (ii) endorse Borrower’s name on any checks or other forms of payment on the Receivables; (iii) execute on behalf of Borrower any and all instruments, documents, financing statements and the like to perfect Lender’s interests in the Receivables and Collateral; (iv) to notify all Account Debtors with respect to the Receivables to pay Lender directly; (v) debit Borrower’s checking account maintained with Lender for any and all Obligations due under this Agreement; (vi) sell, assign, transfer, pledge, compromise, or discharge the whole or any part of the Collateral; (vii) demand, collect, receive, sue, and give releases to any Account Debtor for the monies due or which may become due upon or with respect to the Receivables and to compromise, prosecute, or defend any action, claim, case or proceeding relating to the Collateral, including the filing of a claim or the voting of such claims in any bankruptcy case, all in Lender’s name or Borrower’s name, as Lender may choose; and (viii) prepare, file and sign Borrower’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document with respect to the Collateral; and (ix) do all acts and things necessary or expedient, in furtherance of any such purposes.
6.	Representations and Warranties. Borrower represents and warrants:
(a) With respect to each Eligible Receivable:
(i) It is the owner with legal right to sell, transfer and assign it;
(ii) The correct Receivable Amount has been accurately reported to Lender and is not disputed;
(iii) Lender has the right to endorse and/ or require Borrower to endorse all payments received on Receivables and all proceeds of Collateral; and
(iv) No representation, warranty or other statement of Borrower in any certificate or written statement given to Lender contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.
(b) Borrower is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified.

(c) The execution, delivery and performance of this Agreement has been duly authorized, and does not conflict with Borrower’s organizational documents, nor constitute an Event of Default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound.
(d) Borrower has good title to the Collateral and all inventory is in all material respects of good and marketable quality, free from material defects.
(e) Borrower’s name, form of organization, chief executive office, and the place where the records concerning all Receivables and Collateral are kept is set forth at the beginning of this Agreement, Borrower is located at its address for notices set forth in this Agreement.
(f) If Borrower owns, holds or has any interest in, any copyrights (whether registered, or unregistered), patents or trademarks, and licenses of any of the foregoing, such interest has been specifically disclosed and identified to Lender in writing.
7.	Miscellaneous Provisions. Borrower will:
(a) Maintain its corporate existence and good standing in its jurisdictions of incorporation and maintain its qualification in each jurisdiction necessary to Borrower’s business or operations.
(b) Give Lender at least 30 days prior written notice of changes to its name, organization, chief executive office or location of records.
(c) Pay all its taxes including gross payroll, withholding and sales taxes when due and will deliver satisfactory evidence of payment to Lender if requested.
(d) Provide to Lender a written report within 10 days, if payment of any Receivable does not occur by its due date and include the reasons for the delay.
(e) Give Lender copies of all of Borrower’s quarterly balance sheets and income statements, Forms 10-K, 10-Q and 8-K (or equivalents) within 5 days of filing any of the foregoing with the Securities and Exchange Commission, while any Advance is outstanding.
(f) Execute any further instruments and take further action as Lender requests to perfect or continue Lender’s security interest in the Collateral or to effect the purposes of this Agreement.
(g) Immediately notify, transfer and deliver to Lender all Collections Borrower receives.
(h) Not create, incur, assume, or be liable for any indebtedness.
(i) Immediately notify Lender if Borrower hereafter obtains any interest in any copyrights, patents, trademarks or licenses that are significant in value or are material to the conduct of its business or the value of any Receivable.
(j) Provide to Lender prior to each Advance or within 30 days after the end of each month when there is an outstanding balance of Advances, the following for such month and the period then ending: balance sheet and income statement, accounts payable aging report, and Compliance Certificate.
(k) Provide to Lender, prior to each Advance or no later than 5 days following the 15th and last day of each month when there is an outstanding balance of Advances, the following for the period then ending: accounts receivable aging report by invoice date, together with a borrowing base certificate in form and substance acceptable to Lender setting forth the Eligible Receivables and Receivable Amounts thereof;
(l) Lender shall have a right from time to time hereafter to audit Borrower’s Receivables at Borrower’s expense. Such audits shall be conducted prior to the initial Advance and every six months thereafter or as otherwise requested by Lender.
(m) Maintain its primary depository and operating accounts with Lender and, in the case of any deposit accounts not maintained with Lender, grant to Lender a first priority perfected security interest in and “control” (within the meaning of Section 9104 of the California Uniform Commercial Code) of such deposit account pursuant to documentation acceptable to Lender.

(n) At all times insure all of the tangible Collateral and carry such other business insurance, with insurers reasonably acceptable to Lender, in such form and amounts as Lender may reasonably require and that are customary and in accordance with standard practices for Borrower’s industry and locations, and Borrower shall provide evidence of such insurance to Lender. All such insurance policies shall name Lender as an additional loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to Lender. Upon receipt of the proceeds of any such insurance, Lender shall apply such proceeds in reduction of the Obligations as Lender shall determine in its good faith business judgment, provided that no Default or Event of Default has occurred and is continuing. If Borrower fails to provide or pay for any insurance, Lender may, but is not obligated to, obtain the same at Borrower’s expense. Borrower shall promptly deliver to Lender copies of all material reports made to insurance companies.
(o) Not merge or consolidate with or into any other business organization, or acquire all or substantially all of the capital stock or property of a third party, unless (i) any such acquired entity becomes a “borrower” under this Agreement and (ii) Lender has previously consented to the applicable transaction in writing.
(p) Maintain a monthly Asset Coverage Ratio of at least 1.75:1.00.
(q) Maintain a rolling three (3) month performance of at least 80% of the annual operating projections as set forth in Section 7 (r) hereof.
(r) Provide to Lender (i) no later than 180 days from the end of each fiscal year, annual financial statements including balance sheet, income statement, and statement of cash flows audited by a certified public accounting firm acceptable to Lender, and (ii) no later than January 31, 2007 for fiscal year 2007 and no later than 30 days from the end of each fiscal year thereafter, annual operating projections (including balance sheet, income statement and statement of cash flows) for the upcoming fiscal year approved by Borrower’s board of directors in form and substance satisfactory to Lender.
8.    Security Interest. To secure the prompt payment and performance to Lender of all of the Obligations, Borrower hereby grants to Lender a continuing security interest in the Collateral. Borrower is not authorized to sell, assign, transfer or otherwise convey any Collateral without Lender’s prior written consent, except for the sale of finished inventory in the Borrower’s usual course of business. Borrower agrees to sign any instruments and documents requested by Lender to evidence, perfect, or protect the interests of Lender in the Collateral. Borrower agrees to deliver to Lender the originals of all instruments, chattel paper and documents evidencing or related to Receivables and other Collateral. Borrower shall not grant or permit any lien or security interest in the Collateral or any interest therein.
9.	Default and Remedies.
9.1 Events of Default. The occurrence of any one or more of the following shall constitute an Event of Default hereunder.
(a) Failure to Pay. Borrower fails to make a payment under this Agreement.
(b) Lien Priority. Lender fails to have an enforceable first lien (except for any prior liens to which Lender has consented in writing) on or security interest in the Collateral.
(c) False Information. Borrower (or any guarantor) has given Lender false or misleading information or representations.
(d) Death. If Borrower is a partnership, any general partner dies or becomes legally incompetent; or any guarantor dies or becomes legally incompetent.
(e) Bankruptcy. Borrower (or any guarantor) files a bankruptcy petition, a bankruptcy petition is filed against Borrower (or any guarantor) or Borrower (or any guarantor) makes a general assignment for the benefit of creditors.
(f) Receivers. A receiver or similar official is appointed for a substantial portion of Borrower’s (or any guarantor’s) business, or the business is terminated.
(g) Judgments. Any judgments or arbitration awards are entered against Borrower (or any guarantor), or Borrower (or any guarantor) enters into any settlement agreements with respect to any litigation or arbitration.
(h) Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in Borrower’s (or any guarantor’s) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit; or Lender determines that it is insecure for any other reason.

(i) Cross-default. Any default occurs under any agreement in connection with any credit Borrower (or any guarantor) or any of Borrower’s related entities or affiliates has obtained from anyone else or which Borrower (or any guarantor) or any of Borrower’s related entities or affiliates has guaranteed.
(j) Default under Related Documents. Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect.
(k) Other Agreements. Borrower (or any guarantor) or any of Borrower’s related entities or affiliates fails to meet the conditions of, or fails to perform any obligation under any other agreement Borrower (or any guarantor) or any of Borrower’s related entities or affiliates has with Lender or any affiliate of Lender.
(l) Change of Control. The holders of the capital ownership of the Borrower as of the date hereof cease to own and control, directly and indirectly, at least 90% of the capital ownership of the Borrower.
(m) Other Breach Under Agreement. Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to above.
9.2 Remedies. Upon the occurrence of an Event of Default, (1) without implying any obligation to do so, Lender may cease making Advances or extending any other financial accommodations to Borrower; (2) all or a portion of the Obligations shall be, at the option of and upon demand by Lender, or with respect to an Event of Default described in Section 9.1(e), automatically and without notice or demand, due and payable in full; (3) Lender may notify Account Debtors that the underlying Receivables have been assigned to Lender and that payment thereof is to be made to the order of Lender and sent directly to Lender, and (4) Lender shall have and may exercise all the rights and remedies under this Agreement and under applicable law, including the rights and remedies of a secured party under the California Uniform Commercial Code, all the power of attorney rights described in Section 5 with respect to all Collateral, and the right to collect, dispose of, sell, lease, use, and realize upon all Receivables and all Collateral in any commercial reasonable manner.
10.   Accrual of Interest. If any amount owed by Borrower hereunder is not paid when due, including, without limitation, amounts due under Section 3.3, Overadvances, amounts due under Section 11, and any other Obligations, such amounts shall bear interest at a per annum rate equal to the per annum rate of the Finance Charges until the earlier of (i) payment in good funds or (ii) entry of a final judgment thereof, at which time the principal amount of any money judgment remaining unsatisfied shall accrue interest at the highest rate allowed by applicable law. All interest and Finance Charges hereunder calculated at an annual rate shall be based on a year of 360 days, which results in a higher effective rate of interest than if a year of 365 or 366 days were used.
11.   Fees, Costs and Expenses; Indemnification. The Borrower will pay to Lender upon demand all fees, costs and expenses (including fees of attorneys and professionals and their costs and expenses) that Lender incurs or may from time to time impose in connection with any of the following: (a) preparing, negotiating, administering, and enforcing this Agreement or any other agreement executed in connection herewith, including any amendments, waivers or consents in connection with any of the foregoing, (b) any litigation or dispute (whether instituted by Lender, Borrower or any other person) in any way relating to the Receivables, the Collateral, this Agreement or any other agreement executed in connection herewith or therewith, (c) enforcing any rights against Borrower or any guarantor, or any Account Debtor, (d) protecting or enforcing its interest in the Receivables or the Collateral, (e) collecting the Receivables and the Obligations, or (f) the representation of Lender in connection with any bankruptcy case or insolvency proceeding involving Borrower, any Receivable, the Collateral, any Account Debtor, or any guarantor. Borrower shall indemnify and hold Lender harmless from and against any and all claims, actions, damages, costs, expenses, and liabilities of any nature whatsoever arising in connection with any of the foregoing.

12.   Integration, Severability, Waiver, and Choice of Law. This Agreement and any related security or other agreements required by this Agreement, collectively: (a) represent the sum of the understandings and agreements between Lender and Borrower concerning this credit; (b) replace any prior oral or written agreements between Lender and Borrower concerning this credit; and (c) are intended by Lender and Borrower as the final, complete and exclusive statement of the terms agreed to by them. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. If any provision of this Agreement is deemed invalid by reason of law, this Agreement will be construed as not containing such provision and the remainder of the Agreement shall remain in full force and effect. Lender retains all of its rights, even if it makes an Advance after a default. If Lender waives a default, it may enforce a later default. Any consent or waiver under, or amendment of, this Agreement must be in writing, and no such consent, waiver, or amendment shall imply any obligation by Lender to make any subsequent consent, waiver, or amendment. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA.
13.   Notices. All notices shall be given to Lender and Borrower at the addresses or faxes set forth on the signature page of this Agreement and shall be deemed to have been delivered and received: (a) if mailed, three (3) calendar days after deposited in the United States mail, first class, postage pre-paid, (b) one (1) calendar day after deposit with an overnight mail or messenger service; or (c) on the same date of confirmed transmission if sent by hand delivery, telecopy, telefax or telex.
14.   Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN CONNECTION WITH THE OBLIGATIONS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY OBLIGATION, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER, HAS DETERMINED FOR ITSELF THE NECESSITY TO REVIEW THE SAME WITH ITS LEGAL COUNSEL, AND KNOWINGLY AND VOLUNTARILY WAIVES ALL RIGHTS TO A JURY TRIAL.
15.	REFERENCE PROVISION.
a. The parties prefer that any dispute between them be resolved in litigation subject to a Jury Trial Waiver as set forth in the Loan Documents (defined below), but the California Supreme Court has held that pre-dispute Jury Trial Waivers not authorized by statute are unenforceable. This Reference Provision will be applicable until: (i) the California Supreme Court holds that a pre-dispute Jury Trial Waiver provision similar to that contained in the Loan Documents is valid or enforceable; or (ii) the California Legislature enacts a statute which becomes law, authorizing pre-dispute Jury Trial Waivers of the type in the Loan Documents and, as a result, such waivers become enforceable. In addition, this Reference Provision, if not already applicable as otherwise provided herein, will become applicable, if a Court, contrary to a choice of law provision contained in the Loan Documents, holds that the laws of the State of California apply to the Loan Documents.
b. Other than (i) nonjudicial foreclosure of security interests in real or personal property, (ii) the appointment of a receiver or (iii) the exercise of other provisional remedies (any of which may be initiated pursuant to applicable law), any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between Lender and the undersigned (collectively in this Section, the “Loan Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the Superior Court or Federal District Court in the County or District where the real property, if any, is located or in a County or District where venue is otherwise appropriate under applicable law (the “Court”).
c. The referee shall be a retired Judge or Justice selected by mutual written agreement of the parties. If the parties do not agree, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. The referee shall be appointed to sit with all the powers provided by law. Pending appointment of the referee, the Court has power to issue temporary or provisional remedies.

d. The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (a) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (b) if practicable, try all issues of law or fact within ninety (90) days after the date of the conference and (c) report a statement of decision within twenty (20) days after the matter has been submitted for decision.
e. The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.
f. Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.
g. The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision and pursuant to CCP §644 the referee’s decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court. The final judgment or order or from any appealable decision or order entered by the referee shall be fully appealable as provided by law. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.
h. If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.
i. THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY DISPUTE BETWEEN THEM WHICH ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS.
16.   Term and Termination. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Lender and shall continue in full force and effect until the Termination Date. Upon the Termination Date, the unpaid balance of the Obligations shall be due and payable without demand or notice. Notwithstanding any of the foregoing, the obligations of Borrower to indemnify Lender with respect to the expenses, damages, losses, costs and liabilities described in Section 11 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Lender have run.

17.	Joint and Several Liability of Borrowers; Waiver of Certain Defenses
(a) Independent obligation. Each Borrower, jointly and severally, promises to pay and perform as and for its own indebtedness and obligation, (i) the due and punctual payment of the obligations hereunder, in each case when and as the same shall become due and payable, whether at maturity, pursuant to a mandatory prepayment requirement, by acceleration, as herein provided or otherwise; and (ii) the punctual and faithful performance, keeping, observance, and fulfillment of all of the agreements, conditions, covenants, and other obligations of Borrowers contained in this Agreement or otherwise with any other obligation with respect to the obligations hereunder. The obligations of each Borrower under this Agreement is a direct, primary, separate, and independent obligation of such Borrower, is not in whole or in part a surety relationship, is absolute and unconditional, and is not dependent in whole or in part upon the obligations of any other Borrower. Each Borrower agrees that it is jointly and severally liable to Lender for the entire amount of the obligations hereunder, and that a separate action may be brought against such Borrower whether such action is brought against any other Borrower or any guarantor or whether any other Borrower or any such guarantor is joined in such action. Each Borrower agrees that its liability hereunder shall be immediate and shall not be contingent upon the exercise or enforcement by Lender of whatever remedies they may have against any other Borrower or any guarantor, or the enforcement of any lien or realization upon any security Lender may at any time possess. Each Borrower agrees that any release which may be given by Lender to the other Borrower or any guarantor shall not also constitute a release such Borrower. Each Borrower consents and agrees that Lender shall be under no obligation to marshal any assets of any other Borrower or any guarantor in favor of such Borrower or against or in payment of any or all of the obligations hereunder.
(b) Waivers. To the maximum extent permitted by applicable law, each Borrower hereby:
(i) Notices. Waives: (A) notice of any Advances or other financial accommodations made or extended under this Agreement, or the creation or existence of any obligations hereunder; (B) notice of the amount of the obligations hereunder, subject, however, to every Borrower’s right to make inquiry of Lender to ascertain the amount of the obligations hereunder at any reasonable time; (C) notice of any adverse change in the financial condition of any Borrower, of any change in value, or the release of any Collateral, or of any other fact that might increase any Borrower’s risk hereunder; (D)notice of presentment for payment, demand, protest and notice thereof as to any instrument; (E) notice of any Default; and (F) all other notices (except if such notice is specifically required to be given to such Borrower under any Credit Document to which such Borrower is a party) and demands to which such Borrower might otherwise be entitled;
(ii) Suretyship and Other Rights and Defenses. Waives: (A) any rights to assert against Lender any defense (legal or equitable), set-off, counterclaim, or claim which such Borrower may now or at any time hereafter have against any other Borrower; (B) any defense, set-off, counterclaim or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the obligations hereunder or any security therefor; (C)any defense arising by reason of any claim or defense based upon an election of remedies by Lender, including any defense based upon an election of remedies by Lender under the provisions of Section 580d and 726 of the California Code of Civil Procedure, or any similar law of California or any other jurisdiction; (D) any defense based on any alteration, impairment or release of the obligations hereunder or any security therefor, whether or not resulting from any act or failure to act by Lender; and (E) any right to require Lender to institute suit against any other Borrower or to exhaust any rights and remedies which Lender has or may have against any other Borrower;
(iii) Subrogation. Waives: (A) any right of subrogation such Borrower has or may have as against the other Borrower with respect to the obligations hereunder; (B) any right to proceed against the other Borrower, now or hereafter, for contribution, indemnity, reimbursement, or any other suretyship rights and claims (irrespective of whether direct or indirect, liquidated or contingent), with respect to the obligations hereunder; and (C) any right to proceed or to seek recourse against or with respect to any property or asset of the other Borrower and hereby agrees that, in light of the waivers contained in this clause, such Borrower shall not be a “creditor” (as that term is defined in Title II of the United States Code or otherwise) of the other Borrower, whether for the purposes of the application of Sections 547 or 550 of Title 11 of the United States Code or otherwise); and
(iv) Statutory Rights. WAIVES, WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS SECTION, ANY AND ALL BENEFITS OR DEFENSES ARISING DIRECTLY OR INDIRECTLY UNDER ANY ONE OR MORE OF CALIFORNIA CIVIL CODE SECTIONS 2787 to 2855, AND CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580c, 580d, and 726.

(c) Consent to Alterations and Releases. Each Borrower consents and agrees that, without notice to or by such Borrower and without affecting or impairing the obligations of such Borrower hereunder, Lender may, by action or inaction, compromise or settle, extend the period of duration or the time for the payment, or discharge the performance of, or may refuse to, or otherwise not enforce, or may, by action or inaction, release all or any one or more parties to, any one or more of this Agreement or may grant other indulgences to any Borrower in respect thereof, or may agree to amend or modify in any manner and at any time (or from time to time) any one or more of this Agreement, or may, by action or inaction, release or substitute any guarantor, if any, of the obligations hereunder, or may enforce, exchange, release, or waive, by action or inaction, any security for the obligations hereunder or any guaranty of the obligations hereunder, or any portion thereof.
18.   Other Agreements. (i) Any security agreements, liens and/or security interests securing payment of any obligations of Borrower owing to Lender or its affiliates also secure the Obligations, and are valid and subsisting and are not adversely affected by execution of this Agreement. An Event of Default under this Agreement constitutes a default under other outstanding agreements between Borrower and Lender or its affiliates; (ii) Lender reserves the right to issue press releases, advertisements, and other promotional materials describing any successful outcome of services provided on Borrower’s behalf. Borrower agrees that Lender shall have the right to identify Borrower by name in those materials.
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IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement on the day and year above written.

BORROWER:		LENDER:

CANEUM, INC., a Nevada corporation,		BRIDGE BANK, NATIONAL ASSOCIATION

By	/s/ Gary Allhusen	By	/s/ Betty L. Linvill

Name:	Gary Allhusen	Name:	Betty L. Linvill

Title:	Executive Vice President and COO	Title:	Senior Vice President

Address for Notices:		Address for Notices:
170 Newport Center Dr. Ste. 210 Newport Beach, CA 92660 Fax: (949) 273-4001		55 Almaden Blvd. San Jose, CA 95113 Fax: (408) 423-8510

BORROWER:

TIER ONE CONSULTING INC, a California corporation,

By:	/s/ Robert J. Morris

Name:	Robert J. Morris

Title:	CFO

Address for Notices:
170 Newport Center Dr. Ste. 210 Newport Beach, CA 92660 Fax: (949)269-0111